Exhibit 99.1

International Stem Cell Corporation Reports First Quarter Revenue of $1.5 Million on

Strong Initial Sales of Skin Care Products and Strong Growth of Research Product Sales

CARLSBAD, Calif. (May 25, 2011) – International Stem Cell Corporation (OTC/BB: ISCO) (ISCO) announces that revenue in the first quarter of 2011 was $1.5 million, compared with revenue of $273,000 in the first quarter of 2010. The increase was primarily due to $1.1 million in sales of Lifeline Skin Care products achieved in the pilot direct-to-consumer launch. Adding to the revenue growth was a 35% increase over the prior year in sales of human cell culture research products from subsidiary Lifeline Cell Technology.

ISCO also disclosed that it is delaying the filing of its Report on Form 10-Q for the period ending March 31, 2011 in order to resolve an accounting question as described below.

Shortly before the scheduled date for filing the 10-Q, ISCO identified an issue related to whether a technical interpretation of certain accounting guidance found in FASB ASC Topic 815, Derivatives and Hedging could require a change in the manner ISCO has historically accounted for the value of warrants originally issued as compensation to brokers working for the placement agent in the Company’s 2007 initial public offering.

The accounting question is highly technical in nature and would have no impact on cash or revenues, but relates solely to the non-cash accounting for warrants issued several years ago. Rather than publish information that might be subject to further revision, ISCO has elected to delay the filing of its 10-Q until a decision can be made as to whether or not adjustments will need to be made and, if so, exactly what the accounting entries will be. The Company is committed to resolving this question as promptly as possible and will disclose the conclusion in the 10-Q.

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenic, homozygous stem cell line that can be a source of therapeutic cells with minimal immune rejection after transplantation into hundreds of millions of individuals of differing genders, ages and racial background. This offers the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology, and cell-based skin care products through its subsidiary Lifeline Skin Care. More information is available at www.internationalstemcell.com.

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Forward-looking Statements

Statements pertaining to anticipated developments, anticipated resolution of the accounting question, and opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates,") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the application of accounting guidance, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

Contacts:

International Stem Cell Corporation

Kenneth C Aldrich, Chairman

760-940-6383

kaldrich@intlstemcell.com

Lippert/Heilshorn & Associates

Don Markley

dmarkley@lhai.com

310-691-7100

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